Exhibit 3.93

LIMITED LIABILITY COMPANY AGREEMENT

OF

GEAR DESIGN AND MANUFACTURING, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is dated as of [2-16], 2017, and is entered into by and between GEAR DESIGN AND MANUFACTURING, LLC, a Delaware limited liability company (“Company”), and METALDYNE POWERTRAIN COMPONENTS, INC., a Delaware corporation and the sole member of the Company (“Member”).

The Company and Member agree as follows:

1.                                 Formation; Name. The Company has been formed pursuant to the provisions of the Delaware Limited Liability Company Act (“Act”) by the execution and filing of its certificate of formation (as the same may be amended, the “Certificate”) with the Delaware Secretary of State (“Secretary of State”). The name of the Company is as set forth in the Certificate.

2.                                 Offices. The principal office and any additional office of the Company will be at such place or places inside or outside the state of Delaware as the Member may designate from time to time. The initial registered office of the Company and its resident agent are as set forth in the Certificate and as may be changed in accordance with the provisions of the Act.

3.                                 Member. The Member has acquired all of the interests in and been properly admitted as the sole member of the Company. The name and address of the Member are:

Metaldyne Powertrain Components, Inc.

One Towne Square, Suite 550

Southfield, Michigan 48076

4.                                      Management of Company.

(a)                                 General Management. The Company shall be managed by or under the authority of one or more Managers who will, to the fullest extent permitted by the Act, be in charge of the conduct and operation of the business of the Company and its properties. A Manager shall serve until the Manager’s resignation or removal. The Managers may delegate such management authority to such persons or entities as the Managers determine and may give such persons or entities titles such as general manager, director, principal, president, vice president, secretary, and treasurer, as the Managers determine with such rights and duties as may be specified by the Managers.

(b)                            Initial Manager. The Company shall be managed by one manager. The number of managers may be increased or decreased from time to time by the Member. The initial manager (“Manager”) is:

Metaldyne Powertrain Components, Inc.

(c)                             Resignation, Death, or Incapacity of Manager. A Manager may resign from the Company by giving 10 days’ advance written notice of the Manager’s resignation to the Member. A Manager shall be deemed to have resigned upon the dissolution of the Manager, or in the case of a manager that is an individual, upon the Manager’s death or if the Manager is incapable for 90 days or more in any consecutive 12 month period of participating in the conduct of the business of the Company in the same manner in which the Manager participated prior to the incapacity.

(d)                            Removal of Manager. A Manager may be removed at any time by the Member, with or without cause.

(e)                             Vacancies. A vacancy occurring for any reason may be filled as determined by the Member.

(f)                              Manager as Agents; Other Business Activities. The Manager is an agent of the Company for the purpose of the Company’s business, and the acts of the Manager, including the execution in the Company’s name of any instrument, bind the Company. All documents executed on behalf of the Company shall require the signature (or written consent in lieu of signature) of the Manager, unless such authority has been delegated to other persons or entities. No Person transacting business with the Company shall be under a duty to inquire as to the authority of the Manager to act on behalf of the Company. The Manager may engage in any other business activity, including business activities which may be in competition with the Company.

(g)                             Duties of the Manager. The Manager shall discharge the Manager’s duties as a manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Manager reasonably believes to be in the best interests of the Company.

(h)                            Reliance on Reports. A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports and statements presented to the Company by any of its other Managers, Members, officers, employees or committees of the Company or any other person as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be made.

(i)                                Time and Compensation. The Manager shall devote such time to management as the Manager deems to be necessary to conduct the Company’s business. The Manager shall be entitled to be reimbursed by the Company, as an expense of the Company, for the actual, reasonable, and necessary expenses incurred by it on behalf of the Company, upon submitting an itemized account of the expenses to the Company.

(j)                               Indemnification. The Company shall, to the fullest extent permitted by the Act, indemnify, hold harmless, and advance expenses to, the Manager and any of its or the Company’s members, managers, directors, principals, officers, and employees from, against, and for any and all losses, expenses (including attorneys’ fees), claims, and demands sustained by reason of any acts or omissions, or alleged acts or omissions, including judgments, settlements, penalties, fines, or expenses (including attorneys’ fees) incurred in a proceeding to which the Manager, any of its or the Company’s members, managers, directors, principals, officers, or employees is a party or threatened to be made a party because the person holds or held such position; provided, however, that the Company shall have no obligation to indemnify or hold harmless any person for actions or omissions that constitute fraud, deceit, gross negligence, or willful misconduct. The Company may purchase and maintain insurance on behalf of any person against any liability or expense asserted against or incurred by the person in any such capacity or arising out of such person’s status, whether or not the Company could indemnify the person against such liability.

5.                                 Capital Contributions; Accounting.

(a)                                 The Member will have no obligation to make any capital contributions to the Company.

(b)                                 The operations of the Company will be treated for federal tax purposes as the operations of the Member.

(c)                                  The fiscal year of the Company will be the fiscal year of the Member. The books and records of the Company will be maintained in accordance with good accounting practices.

(d)                                 Real and personal property owned by the Company will be held, and conveyance made, in the Company’s name. Funds of the Company will be deposited in the name of the Company with the financial institutions and in the accounts as determined by the Manager, subject to authorized signatures that the Manager may determine.

6.                                 Additional Members. The Company may admit one or more additional Members upon such terms and conditions, and for such capital contributions, as may be determined by the Company and the Member. No additional members may be admitted unless a new limited liability company agreement is adopted that provides for voting rights, allocations of profit and loss, timing of distributions, designation of a tax matters partners, and other matters customarily addressed in a limited liability company agreement. Any admission of an additional member without such actions will be void.

7.                                 Distributions. Distributions of cash or other assets of the Company will be made at such times and in such amounts as the Manager may determine; provided, however, that a distribution will not be made if the Company would not be able to pay its debts as they become due in the usual course of business, or the Company’s total assets would be less than the sum of its total liabilities, except as permitted by the Act.

8.                                      Limitation on Liability. The Member is not liable for the acts, debts or obligations of the Company.

9.                                      Amendment. This Agreement may be amended only in writing signed by the Member and the Company specifically stating that this Agreement is amended.

10.                               Governing Law. All questions relating to the interpretation or enforcement of this Agreement shall be construed according to the laws of the State of Delaware.

11.                               Severability. Each provision of this Agreement will be considered severable, and if for any reason any provision of this Agreement is determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

12.                               No Third Party Beneficiaries. Nothing contained in this Agreement shall create or be deemed to create any rights or benefits in any third parties.

GEAR DESIGN AND MANUFACTURING, LLC

By	/s/ Jan Van Dijk

Name	Jan Van Dijk

Title	Treasurer

Company

METALDYNE POWERTRAIN COMPONENTS, INC.

By	/s/ Thomas M. Dono Jr.

Name	Thomas M. Dono Jr.

Title	Secretary

Member